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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
    subject to Section 16.  Form 4                                                                      |Expires: January 31, 2005 |
    or Form 5 obligations may                                                                           |Estimated average burden  |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|   Lanier       Elizabeth      K.       |   TRIZEC PROPERTIES, INC. (TRZ)                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|    (Last)      (First)       (Middle)  |3.I.R.S. Identification|4.Statement for Month/  | X  Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
| c/o Trizec Properties, Inc.            |  (Voluntary)          |                        |Senior Vice President, General Counsel  |
| 1114 Avenue of the Americas, 31st Floor|      May 2002         |May 2002                |--------------------------------------  |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X   Form filed by One Reporting Person |
| New York        New York    10036      |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)      |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Securities Acquired (A) or   |5.Amount of      |6.Owner-    |7.Nature of    |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)              |  Securities     |  ship Form:|  Indirect     |
|                        |(Mon/Day/Yr)|  Code       |  (Instr. 3, 4 and 5)          |  Beneficially   |  Direct (D)|  Beneficial   |
|                        |            |  (Instr. 8) |                               |  Owned at End of|  or        |  Ownership    |
|                        |            |-------------|-------------------------------|  Month          |  Indirect  |  (Instr. 4)   |
|                        |            | Code |  V   |     Amount     |(A) |         |  (Instr. 3 and  |  (I)       |               |
|                        |            |      |      |                |(D) |  Price  |  4)             |  (Instr. 4)|               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|No securities           |            |      |      |                |    |         |                 |            |               |
|beneficially owned      |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|------|------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)
                                                  Potential persons who are to respond to the collection of          Over
                                                  Information contained in this form are not required to respond     SEC 1474 (3-99)
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
FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.      |4.Tran-  |5.Number of        |6.Date           |7.Title and      |8.Price of|9.Number|10.   |11.Nat-|
|Derivative|sion or  |Trans-  |  saction|  Derivative       | Exercisable     | Amount          |Derivative|  of    |Owner-|ure of |
|Security  |Exercise |action  |  Code   |  Securities       | and             | of              |Security  |deriv-  |ship  |Indir- |
|(Instr. 3)|Price of |Date    |(Instr.8)|  Acquired (A) or  | Expiration      | Underlying      |(Instr. 5)|ative   |Form  |ect    |
|          |Deriva-  |(Month/ |         |  Disposed of (D)  | Date            | Securities      |          |Securi- |of    |Bene-  |
|          |tive     |Day/    |         |  (Instr. 3, 4 and | (Month/Day/     | (Instr.         |          |ties    |Deriv-|ficial |
|          |Security |Year)   |         |  (5)              |    Year)        | 3 and 4)        |          |Bene-   |ative |Owner- |
|          |         |        |         |                   |-----------------|-----------------|          |ficially|Secu- |ship   |
|          |         |        |         |                   |        |        |       |Amount or|          |Owned at|rity: |(Instr.|
|          |         |        |---------|-------------------|Date    |Expira- | Title |Number of|          |End of  |Direct|4)     |
|          |         |        |Code | V |    (A)  |    (D)  |Exercis-|tion    |       |Shares   |          |Month   |(D) or|       |
|          |         |        |     |   |         |         |able    |Date    |       |         |          |(Instr. |(In-  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |4)      |direct|       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |(I)   |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |(In-  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |str.  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |4)    |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 16.07   |05/08/02|J(1) |V     65,000 |         |04/08/03|04/08/09|Common |  65,000 |          | 65,000 | D    |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 17.03   |05/08/02|J(1) |V  |  65,000 |         |04/08/04|04/08/09|Common |  65,000 |          | 65,000 | D    |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 17.98   |05/08/02|J(1) |V  |  65,000 |         |04/08/05|04/08/09|Common |  65,000 |          | 65,000 | D    |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

1)  Pursuant to reclassification exemption under Rule 16b-7, certain options to purchase Trizec Hahn Corporation subordinate voting shares held by the reporting person were exchanged for options to purchase shares of the Issuer's Common Stock on a one-for-one basis.


**Intentional misstatements or omissions of facts constitute Federal            /s/Elizabeth K. Lanier                 June 4, 2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ----------------------------------------  ------------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
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